Exhibit 99.1

American States Water Company
Announces Earnings for the Three and Nine
Months Ended September 30, 2004

San Dimas, California, November 4, 2004 . . . American States Water Company (NYSE:AWR) today reported basic and fully diluted earnings of $0.52 per share for the three months ended September 30, 2004 as compared to basic and fully diluted earnings of $0.51 per share reported for the same period ended September 30, 2003. Basic and fully diluted earnings were both $1.04 per share for the nine months ended September 30, 2004 as compared to basic and fully diluted earnings of $0.90 per share reported for the same period ended September 30, 2003.

Commenting on the results, President and Chief Executive Officer Floyd E. Wicks said, “The reported earnings reflect the results of receiving favorable decisions and rate increases from the California Public Utilities Commission (“CPUC”) throughout the year. This quarter reflects the effects of an increase in our Southern California Water Company (“SCW”) Region III service area that became effective in March 2004 and the new rates authorized by the CPUC in August 2004 for SCW’s Region II which were retroactive to February 14, 2004. It is important to note that recently approved rate increases will continue to provide additional revenue in 2005, subject to an earnings test.

“As stated in our press release earlier this week, another significant action this quarter was AWR’s execution of a Settlement Agreement and Release with the Aerojet-General (Aerojet) subsidiary of GenCorp, Inc., for the settlement of legal actions brought against Aerojet by AWR and its subsidiary SCW, for damages which include past costs, replacement water for contaminated wells near Aerojet’s manufacturing facility in Sacramento, California and other future damages.”

Third Quarter 2004 Results — Total operating revenues of $69.0 million for the third quarter of 2004 increased by $5.3 million compared to revenues of $63.7 million recorded in the third quarter of 2003. Of the total increase in revenues, water revenues increased by 8.5% due to rate increases in Region III of SCW that were effective in March 2004, rate increases in Region II of

SCW that were retroactive to February 14, 2004, and a 1.7% increase in water consumption resulting from warmer temperatures in most of SCW’s service areas during 2004 as compared to 2003. Electric revenues increased by 5.1% due to an increase in consumption.

Total operating expenses increased by 9.3% to $56.3 million for the three months ended September 30, 2004 as compared to the $51.5 million recorded for the same period in 2003. The increases reflect: (i) higher purchased water costs caused by the need to replace groundwater supply due to wells being removed from service for water quality and mechanical reasons; (ii) the trucking of water in one of SCW’s customer service areas due to a continued decline in water levels and production capacity in SCW’s existing wells and the delay in completion of a new well; and (iii) increased consumption. The higher operating expenses also reflect increases in: (i) administrative and general expenses resulting from increases in outside legal and consulting services, and pension and benefits costs; (ii) depreciation and maintenance expenses; and (iii) taxes on income.

Other income decreased to a loss of $84,000 for the three months ended September 30, 2004 from income of $128,000 for the same period in 2003. This decline was largely due to the recording of the current year’s revenues from leasing water rights to the City of Folsom as a regulatory liability, while these amounts were recorded as other income during the same period last year. This change is the result of the March 16, 2004 CPUC decision that ordered SCW to refund to customers 70% of the total amount of lease revenues received from 1994 through 2003, plus interest. Pursuant to the order, the apportionment of any lease revenues SCW collects in the future will be determined by a later decision; therefore, beginning in the first quarter of 2004, all amounts billed to the City of Folsom are included in a regulatory liability account until further notice from the CPUC.

Interest charges increased by 1.2% to $4,564,000 for the quarter ended September 30, 2004 as compared to interest charges of $4,511,000 for the quarter ended September 30, 2003. The increase is due primarily to an increase in short-term borrowings, partially offset by the effect of the repayment of $12.5 million of long-term debt in October of 2003.

Year-To-Date 2004 Results — Total operating revenues of $175.0 million for the nine months ended September 30, 2004 increased by $12.8 million compared to operating revenues of $162.2 million recorded for the nine months ended September 30, 2003. Of the total increase in revenues, water revenues increased by 8.1% due to rate increases in Region II of SCW that were retroactive to February 2004, previous rate increases in Region III, and a 4.5% increase in water consumption resulting from warmer temperatures in most of SCW’s service areas during 2004 as compared to 2003. Electric revenues increased by 5.6% due to increased consumption.

Total operating expenses increased by 8.1% to $146.1 million for the nine months ended September 30, 2004 as compared to the $135.1 million recorded for the same period in 2003, reflecting higher purchased water costs as discussed above, and an increase in the supply-cost balancing accounts. The increase in the balancing accounts was the result of the recording of $2.3 million of net over-collections in the memorandum supply-cost accounts. The increases in operating expenses are also due to: (i) higher administrative and general expenses resulting from increased outside legal and consulting services, as well as increased pension and benefit costs; (ii) a decrease in the unrealized gain on purchased power contracts; (iii) increases in depreciation and maintenance expenses; and (iv) an increase in taxes on income. These increases were offset by a favorable decision issued by the CPUC on July 8, 2004 that resulted in a $5.2 million pre-tax increase to operating income during the nine months ended September 30, 2004. SCW received $5.7 million in May of 2004 from the City of Santa Monica (“City”) pursuant to a settlement agreement in which SCW sold its water rights in the Charnock Groundwater Basin (“Basin”) to the City and assigned to the City its rights against all potentially responsible parties who contaminated the Basin. The total proceeds of $5.7 million from the sale and the assignment of rights were offset by an impairment loss of $482,000 associated with assets removed from rate base, pursuant to the decision, resulting in a $5.2 million net pre-tax increase in operating income.

Other income, net of taxes, increased to $371,000 for the nine months ended September 30, 2004 as compared to $159,000 for the same period in 2003 due primarily to a reduction in SCW’s estimate of customer refunds associated with lease revenues from the City of Folsom resulting from the March 16, 2004 CPUC decision previously described. The effect of this reduction was partially offset by the recording of current year’s revenues from leasing water rights to the City of Folsom as a regulatory liability account, while these amounts were recorded as other income during the same period last year, as previously discussed.

Interest charges decreased by 2.3% to $13.3 million for the nine months ended September 30, 2004 as compared to $13.6 million for the nine months ended September 30, 2003. The decrease is due primarily to the repayment of $12.5 million of long-term debt in October of 2003 and recovery of carrying costs on the expenses incurred in the water quality Order Instituting Investigation matter that was authorized by the CPUC in March 2004, partially offset by the increases in short-term borrowings.

Other - Certain matters discussed in this news release with regard to the Company’s expectations may be forward-looking statements that involve risks and uncertainties. The assumptions and risk factors that could cause actual results to differ materially include those described in the Company’s Form 10-Q and Form 10-K filed with the Securities and Exchange Commission.

Q3 2004 Earnings Release Conference Call — The Company will host a conference call today, Thursday, November 4, 2004 at 11:00 a.m. Pacific Time (PT), during which management will be making a brief presentation focusing on the Company’s results, strategies, and operating trends.

Interested parties can listen to the conference call over the Internet by logging on to www.aswater.com. The call will also be recorded and replayed beginning Thursday, November 4, 2004 at 1:00 p.m. PT and will run through Thursday, November 11, 2004. The dial-in number for the audio replay is (888) 203-1112, Passcode 89551.

American States Water Company is the parent company of Southern California Water Company, American States Utility Services, Inc. and Chaparral City Water Company. Through its subsidiaries, AWR provides water service to 1 out of 30 Californians located within 75 communities throughout 10 counties in Northern, Coastal and Southern California and to approximately 12,000 customers in the city of Fountain Hills, Arizona and portions of Scottsdale, Arizona. The Company distributes electricity to approximately 22,000 customers in the Big Bear recreational area of California and contracts, either directly or through its wholly-owned subsidiary, American States Utility Services, Inc., with various municipalities, the U.S. Government and private entities to provide various water and wastewater services, including billing and meter reading, water marketing and operation and maintenance of water and wastewater systems.

CONTACT:	Robert J. Sprowls Chief Financial Officer and Treasurer Telephone: (909) 394-3600, ext. 647

American States Water Company
Consolidated

Comparative Condensed Balance Sheets

	September 30,	December 31,
(in thousands)	2004	2003
	(Unaudited)
Assets
Utility Plant-Net	$643,487	$602,298
Other Property and Investments	22,121	22,120
Current Assets	47,509	58,359
Regulatory and Other Assets	73,764	74,698

	$786,881	$757,475

Capitalization and Liabilities
Capitalization	$483,561	$442,286
Current Liabilities	74,617	95,898
Other Credits	228,703	219,291

	$786,881	$757,475

Condensed Statements of Income

	Three Months Ended		Nine Months Ended
(in thousands, except per share amounts)	September 30,		September 30,
	2004	2003	2004	2003
	(Unaudited)		(Unaudited)
Operating Revenues	$68,961	$63,725	$174,956	$162,218

Operating Expenses:
Operations	39,962	38,054	110,419	100,843
Unrealized (gain) loss on power purchased contracts	224	420	(257)	(854)
Gain on sale of water rights	—	—	(5,675)	—
Maintenance	2,593	2,181	7,529	6,430
Depreciation and amortization	5,589	4,944	15,839	14,836
Taxes on income	5,692	3,915	11,720	7,700
Property and other taxes	2,235	2,032	6,566	6,110

Total operating expenses	56,295	51,546	146,141	135,065
Net operating income	12,666	12,179	28,815	27,153
Other income, net of taxes	(84)	128	371	159
Interest Charges	4,564	4,511	13,312	13,615

Net Income	$8,018	$7,796	$15,874	$13,697

Earnings Available for Common Shareholders	$8,018	$7,796	$15,874	$13,697

Weighted Average Shares Outstanding	15,318	15,202	15,264	15,198

Basic Earnings Per Common Share	$0.52	$0.51	$1.04	$0.90

Weighted Average Diluted Shares	15,338	15,244	15,288	15,230

Diluted Earnings Per Share	$0.52	$0.51	$1.04	$0.90

Dividends Paid Per Common Share	$0.221	$0.221	$0.663	$0.663